Exhibit 5.1

Jon C. Avina +1 650 843 5307 javina@cooley.com

November 12, 2020

Twilio Inc.

101 Spear Street, First Floor

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Twilio Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the sale of up to 1,189,386 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), upon the exercise of stock options and settlement of restricted stock units outstanding under the Segment.io, Inc. Fourth Amended and Restated 2013 Stock Option and Grant Plan, as amended (the “2013 Plan”), and assumed by the Company on November 2, 2020 pursuant to the terms of that certain Agreement and Plan of Reorganization by and among the Company, Scorpio Merger Sub, Inc., Segment.io, Inc., and Shareholder Representative Services LLC, as the Stockholder Representative (as defined therein), dated October 12, 2020.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as currently in effect, the 2013 Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2013 Plan, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto. CA 94304 -1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

November 12, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Jon C. Avina
Jon C. Avina

Cooley LLP 3175 Hanover Street Palo Alto. CA 94304 -1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com